EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF

SEPTEMBER 6, 2006

BY AND AMONG

PROVENA FOODS INC.,

HORMEL FOODS CORPORATION

AND

CRUMBLES ACQUISITION CORP.

TABLE OF CONTENTS

ARTICLE I THE MERGER		2

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Organizational Documents of the Surviving Corporation	2
1.6	Directors and Officers of the Surviving Corporation	3
1.7	Tax Consequences	3

ARTICLE II EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES		3

2.1	Effect on Capital Stock	3
2.2	Exchange of Shares and Certificates	4
2.3	Dissenting Shareholders	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8

3.1	Corporate Organization	8
3.2	Capital Structure	9
3.3	Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents	10
3.4	SEC Documents; Financial Statements	12
3.5	Interested Party Transactions	13
3.6	Internal Controls and Disclosure Controls	14
3.7	Information Supplied	14
3.8	Absence of Certain Changes or Events	14
3.9	Compliance with Applicable Laws; Permits; Litigation	15
3.10	Title, Ownership and Related Matters	16
3.11	Employees	17
3.12	Benefit Plans	17
3.13	Material Contracts	19
3.14	Insurance	20
3.15	Products	20
3.16	Taxes	20
3.17	Environmental Matters	22
3.18	Intellectual Property	23
3.19	State Takeover Statutes; Shareholder Rights Plan	24
3.20	Brokers	24
3.21	Opinion of Financial Advisor	24
3.22	Tax Treatment	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		24

4.1	Corporate Organization	24

i

4.2	Authority; No Conflict; Required Filings or Consents	25
4.3	Information Supplied	26
4.4	Tax Treatment	26
4.5	Brokers	26
4.6	SEC Documents; Financial Statements	26

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		28

5.1	Conduct of Business	28
5.2	No Solicitation	31
5.3	Board of Directors Recommendation	33
5.4	Company Shareholders’ Meeting	34

ARTICLE VI ADDITIONAL AGREEMENTS		34

6.1	Preparation of SEC Documents; Shareholders’ Meeting	34
6.2	Access to Information; Confidentiality	36
6.3	Commercially Reasonable Efforts	36
6.4	Indemnification and Insurance	37
6.5	Fees and Expenses	38
6.6	Announcements	38
6.7	Listing	38
6.8	Tax-Free Reorganization Treatment	38
6.9	Conveyance Taxes	38
6.10	Equity Awards	38
6.11	Employee Benefits	39
6.12	Consents of Accountants	40
6.13	Affiliate Legends	40
6.14	Notification of Certain Matters	40
6.15	Section 16 Matters	40
6.16	State Takeover Laws	40
6.17	Reservation of Parent Common Stock	41
6.18	Further Assurances	41
6.19	Shareholder Litigation	41
6.20	Real Property Matters	41
6.21	Debt Payoff	41

ARTICLE VII CONDITIONS PRECEDENT		42

7.1	Conditions to Each Party’s Obligation to Effect The Merger	42
7.2	Conditions to Obligations of Parent and Merger Sub	43
7.3	Conditions to Obligations of the Company	44

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		44

8.1	Termination	44
8.2	Effect of Termination	46
8.3	Payments by the Company	46

ii

8.4	Interest and Costs; Other Remedies	47
8.5	Amendment	48
8.6	Extension; Waiver	48

ARTICLE IX GENERAL PROVISIONS		48

9.1	Nonsurvival of Representations and Warranties	48
9.2	Notices	48
9.3	Interpretation	49
9.4	Knowledge	49
9.5	Disclosure Schedule	50
9.6	Counterparts	50
9.7	Entire Agreement; No Third-Party Beneficiaries	50
9.8	Governing Law	50
9.9	Assignment	50
9.10	Consent to Jurisdiction	50
9.11	Headings, etc	51
9.12	Severability	51
9.13	Failure or Indulgence Not a Waiver; Remedies Cumulative	51
9.14	Waiver of Jury Trial	51
9.15	Specific Performance	51

iii

Defined Terms

Term	Section
Affected Employee	6.11(c)
Affiliate	3.4(g)
Agreement	Preamble
Alternative Transaction	5.2(a)(i)
Alternative Transaction Proposal	5.2(a)(ii)
AMEX	3.4(b)
Benefit Plans	3.12(a)
CA Secretary of State	1.3
CCC	Preamble
CERCLA	3.17(e)(A)
Certificate of Merger	1.3
Certificates	2.2(b)
Change of Recommendation	5.3(a)
Closing	1.2
Closing Date	1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	3.4(f)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1
Company Disclosure Schedule	9.5
Company Intellectual Property	3.18(a)
Company Material Contract	3.13(b)
Company Measurement Date	3.4(a)
Company Options	3.2(b)
Company Organizational Documents	3.1(b)
Company Permits	3.9(a)
Company Purchase Plan	6.10(b)
Company SEC Documents	3.4(a)
Company Shareholder Approval	3.3(c)
Company Shareholders’ Meeting	6.1(b)
Company Stock Plans	3.2(a)
Contract	3.13(a)
DE Secretary of State	1.3
DGCL	Preamble
Dissenting Shares	2.3(a)
Effective Time	1.3
Environmental Law	3.17(e)(A)
ERISA Affiliate	3.12(a)
Estoppel Certificates	6.20
Exchange Act	3.3(e)(i)(B)

Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Food and Drug Act	3.15(a)
Food Laws	3.15(a)
Form S-4	4.2(c)(i)
GAAP	3.1(a)
Governmental Entity	2.2(c)
Hazardous Materials	3.17(e)(B)
Indemnified Party	6.4
Insured Party	6.4
IRS	3.12(b)
Knowledge	9.4
Law	2.2(c)
Laws	2.2(c)
Leased Real Property	3.10(a)
Liens	3.3(d)
Material Adverse Change	3.1(a)
Material Adverse Effect	3.1(a)
Merger	Preamble
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Organizational Documents	4.1
NYSE	4.2(c)(ii)
Outside Date	8.1(b)(i)
Owned Real Property	3.10(a)
Parent	Preamble
Parent Balance Sheet	4.6(d)
Parent Common Stock	2.1(a)
Parent Measurement Date	4.6(a)
Parent Organizational Documents	4.1
Parent SEC Documents	4.6(a)
Parent Share Issuance	Preamble
Parent Stock Price	2.1(e)
Permitted Liens	3.9(a)
Person	9.3
Proceeding	3.16(c)
Real Property	3.10(a)
Real Property Leases	3.10(a)
Regulatory Agencies	3.4(a)
Release	3.17(e)(C)
Remedial Action	3.17(e)(D)
Rule 145 Affiliates	6.13
Sarbanes-Oxley Act	3.4(b)
SEC	3.1(a)
Securities Act	3.3(e)(i)(B)

2

SEP	6.11(a)
Subsidiary	3.1(c)
Superior Proposal	5.2(a)(iii)
Survey	6.20
Surviving Bylaws	1.5
Surviving Charter	1.5
Surviving Corporation	1.1
Tax	3.16(a)
Tax Return	3.16(a)
Taxes	3.16(a)
Termination Fee	8.3(a)
Title	6.20
Title Policy	6.20
UCC-3s	7.1(i)
WARN Act	5.1(b)(xvi)

3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2006 (the “Agreement”), is by and among Provena Foods, Inc., a California corporation (“the “Company”), Hormel Foods Corporation, a Delaware corporation (“Parent”), and Crumbles Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, each of the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, the Board of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) so that the Company continues as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms of and subject to the conditions set forth in this Agreement and in accordance with the provisions of each of the California Corporations Code (the “CCC”) and the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of the Company has determined to recommend to its shareholders the approval of this Agreement and the Merger;

WHEREAS, certain shareholders of the Company have entered into a shareholder support agreement with Parent pursuant to which they have agreed to vote their shares in favor of the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger, and the Board of Directors of Parent has authorized the issuance of shares of Parent Common Stock in connection with this Agreement (the “Parent Share Issuance”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1 The Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the CCC and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the CCC and the DGCL.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Effective Time. Upon the terms of and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with the relevant provisions of the CCC and the DGCL (the “Certificate of Merger”) with each of the Secretary of State of the State of California (the “CA Secretary of State”) and the Secretary of State of the State of Delaware (the “DE Secretary of State”) and shall make all other filings or recordings required under the CCC and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the CA Secretary of State and DE Secretary of State, or at such subsequent date or time as the Company and Parent shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective as set forth in the Certificate of Merger is referred to herein as the “Effective Time.”

1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCC and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, properties, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred them.

1.5 Organizational Documents of the Surviving Corporation. At the Effective Time, the Company Charter shall be amended and restated in its entirety to be identical to the articles of incorporation in the form attached as Exhibit A hereto, and such amended the Company Charter shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the CCC and as provided in such articles of incorporation (the “Surviving Charter”). After the Effective Time, the authorized capital stock of the Surviving

Corporation shall consist of 1,000 shares of common stock, no par value. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws in the form attached as Exhibit B hereto, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the CCC and as provided in such bylaws (the (“Surviving Bylaws”).

1.6 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the CCC.

1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, and for all relevant Tax purposes.

ARTICLE II

Effects of the Merger; Exchange of Certificates

2.1 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of common stock, no par value, of the Company (“Company Common Stock”):

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and represent the right to receive 0.08 (the “Exchange Ratio”) of a fully paid and nonassessable share of common stock, par value $0.0586 per share, of Parent (“Parent Common Stock”) upon surrender of the Certificate which immediately prior to the Effective Time represented such share of Company Common Stock in the manner provided in Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)). The shares of Parent Common Stock to be issued or paid to holders of Company Common Stock pursuant to this Agreement, together with any cash in lieu of fractional shares pursuant to Section 2.2(e), are referred to as the “Merger Consideration”. As a result of the Merger, at the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)).

(b) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(c) Dissenting Shares. Each Dissenting Share shall be converted into the right to receive in cash an amount equal to the fair value thereof determined in accordance with Section 1300(b) of the CCC in accordance with Section 2.3(a).

(d) Company Options. At the Effective Time, all issued and outstanding options to purchase Company Common Stock under any Company Stock Plan whether unvested or exercisable in accordance with their terms shall be cancelled in accordance with and in exchange for the consideration set forth in Section 6.10.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the closing trading price of the Parent Common Stock on the NYSE on the second trading day immediately preceding the Closing Date (the “Parent Stock Price”).

(f) Adjustments to Exchange Ratio. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.1), the Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall engage Wells Fargo, N.A. (or such other institution reasonably satisfactory to Parent and the Company) to act as exchange agent in connection with the Merger (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to Parent and the Company. Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, the shares of Parent Common Stock issuable pursuant to Section 2.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). All cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and that at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for whole shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1 (which, as permitted by the bylaws of Parent, may be issued in uncertificated book entry form), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company immediately prior to the Effective Time, the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e), until such Certificate has been surrendered in accordance with this Article II. Subject to all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (“Governmental Entity”) (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Laws” or “Law”), following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to the date of such surrender and a payment date subsequent to the date of such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, and any dividends or distributions pursuant to Section 2.2(c).

(f) Escheat; No Liability. None of Parent, Merger Sub, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Certificate would escheat to or otherwise become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Company Common Stock, options or other securities or rights immediately prior to the Effective Time such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Exchange Agent in respect of the Certificate or Certificates alleged to have been lost, stolen or destroyed.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to former shareholders of the Company after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent.

2.3 Dissenting Shareholders.

(a) Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each share (if any) of Company Common Stock issued and outstanding immediately before the Effective Time for which the holder has the right to demand, and has made a demand for, appraisal of such share under Section 1300(b) of the CCC (“Dissenting Shares”), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 2.1(a), but the holder thereof shall only be entitled to such rights as are granted by the CCC. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the CCC shall receive payment from the Surviving Corporation in accordance with the CCC; provided, however, that: (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in the CCC, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefore under the CCC or (iii) if any such holder of Dissenting Shares and the Company do not agree upon a purchase price for such Dissenting Shares and neither files a complaint or intervenes in a pending action pursuant to and within the time period specified by Section 1304(a) of the CCC, then such holder or holders of Dissenting Shares shall forfeit the right to appraisal of the shares of Company Common Stock constituting such Dissenting Shares, with the consequences set forth in Section 2.3(b).

(b) Loss of Appraisal Rights. Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Company Common Stock who demands appraisal of such shares under the CCC shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrences of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such shares.

(c) Notice of Appraisal Rights. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the CCC and received by the Company with respect to any such demand. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

ARTICLE III

Representations and Warranties of the Company

Subject to (i) any information contained in any of the Company SEC Documents and (ii) such exceptions as are disclosed in the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority, and all authorizations, licenses, permits and certifications, to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

As used in this Agreement, the terms “Material Adverse Change” or “Material Adverse Effect” mean, with respect to Parent or the Company, as the case may be, any change, effect, event, occurrence or state of facts that has or has had a material adverse effect (i) on the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole, provided, however, that a Material Adverse Effect/Material Adverse Change will be deemed not to include effects to the extent resulting from: (A) any change, after the date hereof, in Law, U.S. generally accepted accounting principles (“GAAP”) or the accounting rules and regulations of the Securities and Exchange Commission (the “SEC”), (B) any change in the market price or trading volume of Parent Common Stock or Company Common Stock (it being understood that any change, effect, event, occurrence or state of facts that is an underlying cause of such change in price or trading volume shall not be excluded by virtue of this exception), (C) any change, effect, event, occurrence or state of facts exclusively relating to any acts of terrorism, sabotage, military action or war, (D) any change in or relating to the United States economy or United States financial, credit or securities markets in general, or (E) any change in or relating to the industry in which such party operates or the markets for any of such party’s products or services in general, which change in the case of clauses (D) and (E) does not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets, (F) any change, effect, event, occurrence or state of facts arising directly or indirectly out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby (including, without limitation, any loss of or adverse impact on relationships with customers, suppliers, licensors, licensees, or distributors of the Company as a result thereof, or changes arising out of, or attributable to, any such loss or adverse impact), (G) the filing of any shareholder class action, derivative or similar litigation arising from an alleged breach of fiduciary duty or misrepresentation in public disclosure relating to this Agreement; provided, that the facts underlying such litigation may constitute a Material Adverse Effect or Material Adverse Change, or (H) any fact, circumstance or condition disclosed in the Company SEC Documents or the Company Disclosure Schedule to the extent specifically set forth therein and apparent as a Material Adverse Effect on the face thereof without additional information; or (ii) on the ability of such party to consummate the transactions contemplated by this Agreement in substantially the manner contemplated hereby.

(b) True and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended through, and as in effect as of, the date of this Agreement (the “Company Charter”) and the Bylaws of the Company, as amended through, and as in effect as of, the date of this Agreement (the “Company Bylaws”, and, together with the Company Charter, the “Company Organizational Documents”) have previously been made available to Parent.

(c) The Company does not own any interest in any corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other association (a “Subsidiary”).

3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, no par value per share. At the close of business on July 31, 2006: (i) 3,586,075 shares of Company Common Stock were issued and outstanding; (ii) an aggregate of 395,530 shares of Company Common Stock were reserved for issuance pursuant to the 1987 Incentive Stock Option Plan, the 1988 Employee Stock Purchase Plan and the Stock Grant Plan (such plans, as amended to date, are collectively referred to herein as the “Company Stock Plans”). The outstanding shares of Company Common Stock identified in clause (i) of the preceding sentence constitute all of the outstanding capital stock of the Company. All the outstanding shares of capital stock of, or other equity interests in, the Company have been validly issued and are fully paid and nonassessable.

(b) As of the close of business on July 31, 2006: (i) 107,111 shares of Company Common Stock were subject to issuance pursuant to outstanding options under the 1987 Incentive Stock Option Plan, and (ii) no shares of Company Common Stock were subject to issuance pursuant to outstanding options under the Stock Grant Plan (collectively, the “Company Options”). All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance upon the terms and subject to the conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. Except as contemplated by this Agreement and except for the Company Common Stock, the shares reserved for issuance pursuant to the Company Stock Plans and as set forth in this Section 3.2, there are not, and at the Closing there will not be, any capital stock or other equity interests in the Company issued or outstanding (other than shares issued pursuant to the Company Purchase Plan consistent with this Agreement) or any subscriptions, options, warrants, calls, rights (including preemptive rights), convertible securities or other agreements or commitments of any character obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any of its capital stock or other equity interests, or any agreements, arrangements or understandings obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, call, right or agreement granting any person any rights in the

Company similar to capital stock or other equity interests. There are not, and at the Closing there will not be, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders of the Company may vote or obligations by the Company to make any payments based on the price or value of the Company Common Stock. Except as set forth in this Section 3.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c) All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted (as applicable) in compliance with (A) all applicable securities laws and the Company’s Organizational Documents, and in compliance with any preemptive rights, rights of first refusal or other rights and (B) all requirements set forth in applicable Contracts.

(d) Other than shares issued pursuant to the Company Purchase Plan consistent with this Agreement, since July 31, 2006, and through the date hereof, there has been no change in (x) the outstanding capital stock of the Company, (y) the number of Company Options outstanding, or (z) the number of other options, warrants or other rights to purchase the Company’s capital stock.

(e) The Company is not a party to any agreement, arrangement or understanding restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of the Company or any securities of the type referred to in Section 3.2(c) hereof.

3.3 Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(a) Authority. Subject to obtaining Company Shareholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to approval of this Agreement, the Merger and the other transactions contemplated hereby, the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Board Approval. Subject to Section 5.3 hereof, the Board of Directors of the Company has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its shareholders, (B) approved and declared advisable this

Agreement, the Merger and the other transactions contemplated hereby, which approval and declaration have not been rescinded or modified, (C) resolved to recommend this Agreement and the Merger to the Company’s shareholders for approval, and (D) directed that this Agreement and the Merger be submitted to the Company’s shareholders for consideration in accordance with this Agreement.

(c) Voting Requirements. The affirmative vote in favor of approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Shareholder Approval”) at a duly convened and held Company Shareholders’ Meeting at which a quorum is present is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

(d) No Conflict. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, permit, filing, waiver, notice or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any material restriction on the conduct of the Company’s business or operations under, (A) the Company Organizational Documents, (B) any Material Contract, (C) any judgment, order, writ, injunction or decree, or (D) subject to the Governmental Entity filings and other matters referred to in Section 3.3(e), any Law or Company Permit applicable to the Company or its respective properties or assets, other than, in the case of clauses (C) and (D), any such conflicts, violations, defaults, rights, losses, restrictions or liens, pledges, charges, claims, security interests or other encumbrances of any kind, whether consensual, statutory or otherwise (collectively, “Liens”), or failures to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e) Required Filings or Consents. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for:

(i) the filing with the SEC of:

(A) a proxy statement relating to the Company Shareholders’ Meeting to be included in the Proxy Statement; and

(B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and communications under Rules 165 and 425 under the Securities Act of 1933, as amended (the “Securities Act”), in each case, as may be required in connection with this Agreement and the transactions contemplated hereby; and

(ii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

3.4 SEC Documents; Financial Statements.

(a) The Company has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of its shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents that it was required to file since January 1, 2004 with (i) the SEC, (ii) any state or other federal regulatory authority and (iii) any foreign regulatory authority (collectively, the “Regulatory Agencies”), and has paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement (including any financial statements or schedules included or incorporated by reference therein) filed since January 1, 2004 and prior to the close of business on the date hereof (the “Company Measurement Date”) by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company SEC Documents”), as of their respective dates or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or applicable subsequent filing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective filing dates, or if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, all Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b) The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were true and correct in all material respects as of the respective dates made. Neither the Company nor any of its officers has received notice from the SEC or the American Stock Exchange, Inc. (“AMEX”) questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. The Company is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the AMEX.

(c) To the Knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2004.

(d) The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including reports on Forms 10-K and 10-Q, as of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, comply as to form with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), and fairly present, in all material respects, the financial position of the Company as of the dates thereof and its results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which have been and are reasonably likely to be material to the Company).

(e) The financial statements of the Company included in each publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement to be filed with the SEC pursuant to the Securities Act or Exchange Act after the date hereof until the Effective Time will comply, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, will be prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the instructions or other applicable rules or SEC-published interpretations of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the financial position of the Company as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, expected to be material).

(f) Except as reflected or reserved against in the balance sheet of the Company dated June 30, 2006 included in the Form 10-Q filed by the Company with the SEC on August 10, 2006 (including the notes thereto, the “Company Balance Sheet”), the Company does not have any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto, other than liabilities and obligations incurred since June 30, 2006 in the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(g) The Company is not a party to, nor has any commitment to become a party to, any Contract arrangement or understanding (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate (as such term is defined Rule 12b-2 under the Exchange Act (an “Affiliate”), including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements.

3.5 Interested Party Transactions. Since the date of the Company Balance Sheet, no event has occurred that would be required to be reported as a “certain relationship or related transaction” pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

3.6 Internal Controls and Disclosure Controls. The Company maintains an internal control system that provides reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation and fair presentation of its financial statements in accordance with GAAP. The Company’s internal control system includes policies and procedures that provide reasonable assurance that (i) its records are maintained in reasonable detail and accurately reflect the transactions and dispositions of its assets, (ii) its receipts and expenditures are being made only in accordance with appropriate authorization; and (iii) presentation or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on the Company’s financial statements is made. The Company has implemented and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act with respect to such reports.

3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting (giving effect to any supplements to the Proxy Statement mailed to the Company’s shareholders after the date on which the SEC has declared the Form S 4 effective and before the Company Shareholders’ Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to information or statements with respect to Parent made or incorporated by reference therein or otherwise supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

3.8 Absence of Certain Changes or Events.

(a) Since June 30, 2006 through the date hereof, except as and to the extent (i) disclosed in the Company’s quarterly report for the fiscal quarter ended June 30, 2006 and filed on Form 10-Q with the SEC on August 10, 2006, or (ii) expressly contemplated by this Agreement:

(i) the Company has conducted its business only in the ordinary course consistent with past practice in all material respects;

(ii) there has not been any split, combination or reclassification of any of the Company’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of the Company’s capital stock;

(iii) except as required by a change in GAAP, there has not been any material change in accounting methods, principles or practices by the Company;

(iv) there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of Section 5.1(b), other than actions taken in connection with entering into this Agreement; and

(v) there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

3.9 Compliance with Applicable Laws; Permits; Litigation.

(a) The Company and its employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of the Company in the manner described in the Company SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Company Permits”), and all Company Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Company Permit, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits and all applicable Laws relating to the Company and its business or properties, except where the failure to be in compliance with the terms of the Company Permits or such applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modifications of any such Company Permit, other than such revocations, cancellations, non-renewals or modifications that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is in material compliance, and has complied, in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the AMEX.

(b) As of the date hereof, no action, demand, suit, proceeding, requirement or investigation by any Governmental Entity and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting the Company, any of its present or former officers, directors or other Persons for which the Company may be liable or to which any of its respective properties, including Company Intellectual Property, assets or rights are reasonably likely to be subject, is pending or, to the Knowledge of the Company, threatened which, individually or in the aggregate, (a) involves amounts greater than $50,000, (b) would adversely affect the ability of Company to consummate the transactions contemplated by this Agreement, (c) would adversely affect the ability of Parent to operate the business of the Company following the Closing in substantially the same manner as operated prior to the Closing or (d) involves or relates to any trade practices of the Company, including any pricing, promotion, rebate, discount, commission, allocation, merchandising practice or territorial restriction.

(c) As of the date hereof and except with respect to environmental matters which are covered by Section 3.17, there is no order, injunction or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company.

3.10 Title, Ownership and Related Matters.

(a) The real properties owned by the Company and disclosed in the Company SEC Documents (the “Owned Real Property”) together with the real property that is subject to leases and disclosed in the Company SEC Documents (the “Leased Real Property” and the “Real Property Leases,” respectively, and the Leased Real Property and the Owned Real Property, collectively, the “Real Property”) constitute all of the real property owned, used or occupied by the Company. The Company owns fee simple title to each parcel of Owned Real Property, free and clear of all Liens that would materially interfere with the operation of the Company’s business as presently conducted on such parcel. The Real Property Leases are in full force and effect. The Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Lien or interests that entitle the holder thereof to interfere with the operation of the Company’s business as presently conducted on the Leased Real Property or the exercise by the lessee of its rights under such lease.

(b) The Company has marketable title to, or a leasehold interest in, the buildings, machinery, equipment and other material tangible assets and properties used by them, wherever located, or shown in the Company Balance Sheet included in the Financial Statements or acquired after the date thereof and material to the conduct of the Company’s business as a whole as presently conducted, free and clear of all Liens, except for Liens which do not materially interfere with the operation of the business of the Company as currently conducted (the “Permitted Liens”), and except for properties and assets disposed of in the ordinary course of business since the date of the Company Balance Sheet. All of the buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of the Company’s business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, Materially Adversely Affect the operation or value of such assets.

3.11 Employees.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against the Company are pending or, to the Knowledge of the Company, threatened, (ii) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of the Company, threatened against the Company, (iii) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iv) the Company is in compliance with all applicable Laws respecting labor and employment, including terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, (v) there are no complaints, charges or claims against the Company pending with or, to the Knowledge of the Company, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by the Company, other than those occurring in the ordinary course of business, such as claims for workers’ compensation or unemployment benefits, (vi) the Company has withheld all amounts required by applicable Law to be withheld from the wages, salaries, benefits and other compensation to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (vii) the Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(b) As of the date hereof:

(i) other than as required by applicable Law, the Company is not a party to, or otherwise bound by, any material collective bargaining agreement or any other material agreement with a labor union, work council or labor organization, nor is any such agreement presently being negotiated;

(ii) no labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

(iii) to the Knowledge of the Company, no labor union is seeking to organize any employees of the Company.

3.12 Benefit Plans.

(a) For purposes of this Agreement, the term “Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), and any material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, bonus, incentive, deferred compensation and each other material employee benefit plan, agreement, program, policy or other similar arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate, for the benefit of any employee or director or former employee or director of the Company. The term “ERISA Affiliate” shall mean any employer that would be considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

(b) Schedule 3.12 of the Company Disclosure Schedule contains a true and complete list of each Benefit Plan. The Company has, with respect to each Benefit Plan, if applicable, delivered or made available to Parent true and complete copies of: (i) all Benefit Plan texts, agreements and related trust agreements (or other funding vehicles), including all amendments thereto; (ii) the most recent summary plan descriptions; (iii) the most recent Form 5500 series annual reports and attached schedules, annual audited financial statement and actuarial valuation report; (iv) if the Benefit Plan is intended to qualify under Code Section 401(a), the most recent determination or opinion letter received from the Internal Revenue Service (“IRS”); and (v) all material communications with any governmental entity or agency (including the Pension Benefit Guaranty Corporation and the IRS) given or received within the past year with respect to a Benefit Plan.

(c) No Benefit Plan is subject to either Code Section 412 or Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the Company and its ERISA Affiliates have not sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA within the last six years.

(d) (i) Each Benefit Plan is in compliance in all material respects with all applicable Laws, (ii) each Benefit Plan that is intended to be tax-qualified is so qualified and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified, (iii) to the Knowledge of the Company, each Benefit Plan that requires registration with a relevant government body has been so registered and (iv) there are no actions, Liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan.

(e) Except as may be required under Code Section 4980B or similar Law, the Company and its ERISA Affiliates do not provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any current or former employee of the Company and its ERISA Affiliates to severance pay, unemployment compensation or any similar payment, (ii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), becoming due to any director, officer or employee of, or any consultant to, the Company from the Company under any Benefit

Plan or otherwise, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any current or former employee of the Company and its ERISA Affiliates that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

(g) No Benefit Plan is a “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA or the regulations promulgated thereunder.

(h) To the Knowledge of the Company, neither the Company, its ERISA Affiliates nor any Benefit Plan, any “disqualified person” (as defined in Code Section 4975) nor any “party in interest” (as defined in ERISA Section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) with respect to a Benefit Plan that would constitute a Company Material Adverse Effect.

(i) No Benefit Plan will require immediate funding as a result of the consummation of the Merger.

3.13 Material Contracts.

(a) For purposes of this Agreement, the term “Contract” means a contract, agreement, commitment or binding understanding, whether oral or written, in effect as of the date of this Agreement or entered into between the date of this Agreement and the Closing Date.

(b) For purpose of this Agreement, a “Company Material Contract” shall mean:

(i) any contracts to which the Company is a party, that would be required to be filed as an exhibit to a SEC filing made by the Company in which exhibits were required to be filed with the SEC in response to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act;

(ii) any Contract to which the Company is a party, which is material to the Company and which contains any covenant limiting or restricting the right of the Company, or that would, after the Effective Time, limit or restrict the Company (including the Surviving Corporation), from engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business; or

(iii) any Contract or group of Contracts with a Person (or group of affiliated Persons) to which the Company is a party, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Company.

(c) All Company Material Contracts are valid and binding obligations of the Company, and to the Knowledge of the Company, each other party thereto, enforceable in accordance with their terms and, neither the Company nor to the Knowledge of the Company, any other party thereto is in default of any material term under any of such Contracts. There are no ongoing renegotiations of any material terms of any Company Material Contract and no person or entity has made written demand for such renegotiation which demand remains unresolved. Prior to the date of this Agreement, the Company has made available to Buyer a true and correct copy of each Company Material Contract, together with all amendments or waivers thereto.

3.14 Insurance. The Company maintains policies or binders of insurance with reputable insurance companies covering such risks and events, including personal injury, property damage and general liability in amounts the Company believes is reasonably adequate in all material respects for its business and operations.

3.15 Products.

(a) The Company has prepared, manufactured, had manufactured for it and sold all products (including products in process and in inventory on the Closing Date) in material compliance with the United States Food, Drug and Cosmetic Act, as amended (the “Food and Drug Act”) and all rules and regulations promulgated thereunder, and all applicable federal, state and municipal Laws governing the purity of food sold for human consumption (the “Food Laws”). All of the Company’s products satisfy all federal and state nutritional labeling requirements, including all regulations under the Food Laws and all other applicable Laws. All ingredients used in such products conform to the requirements of the Food Laws. All of the products of the Company in process or in inventory on the Closing Date are not, and all products manufactured or packaged by or for the Company at the time of delivery thereof to the customers of the Company were not, “adulterated” or “misbranded” within the meaning of the Food Laws and regulations, nor did any such products constitute an article prohibited from introduction into interstate commerce under the Food Laws at the time of the delivery thereof.

(b) The Company has not, since July 31, 2003, whether voluntarily or as a result of any action by any governmental or regulatory authority or trade or consumer group, recalled or withdrawn a product for any reason, including any manufacturing or labeling defect, impurity or adulteration, or issued any press release or public statements containing any statement advising its trade customers or consumers of the products to treat such products in any manner other than in the ordinary course.

3.16 Taxes.

(a) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other Taxes, charges, levies or like assessments together with all penalties and additions to Tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), and the term “Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

(b) All Tax Returns required to be filed by or with respect to the Company are true, correct and complete in all material respects and have been timely filed. The Company has fully and timely paid (or has had paid on their behalf) all material Taxes owed by them (whether or not shown on any Tax Return) for all Tax periods and the Company has made adequate provision as reflected on its balance sheet for the quarter ended June 30, 2006 for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the Effective Time.

(c) No audit or Proceeding by the Company is pending with respect to any Taxes due from or with respect to the Company. No Governmental Entity has given written notice of its intention to audit, commence any action, claim, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator (a “Proceeding”) relating to Taxes or assert any deficiency or claim for additional Taxes against the Company. No claim in writing has been made against the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents filed with SEC prior to the date hereof.

(d) The Company has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company.

(e) The Company is not a party to any contract, agreement or arrangement to share, allocate or indemnify another Person for Taxes except for a Person that is a member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which the Company is the common parent.

(f) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(g) There is no contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective subsidiaries by reason of Section 162(m) of the Code.

(h) No amounts payable by the Company as a result of the transactions contemplated by this Agreement (either alone or in combination with another event) will constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(i) The Company has not been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the Knowledge of the Company, the Company has disclosed to Parent all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which the Company has been a party.

3.17 Environmental Matters.

(a) The Company has at all times since July 1, 2001 been operated, and is in compliance in all material respects, with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws;

(b) The Company has obtained, is in compliance, in all material respects, with, and has made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws, including those regulating emissions, discharges or releases of Hazardous Material, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company;

(c) To the Company’s Knowledge, none of its Real Property is contaminated with any Hazardous Material in concentrations or locations that require reporting or Remedial Action under applicable Environmental Laws;

(d) There are no claims, notices, civil, criminal or administrative actions, suits, investigations, inquiries or proceedings pending, or to the Company’s Knowledge, threatened against the Company alleging that the Company is in violation of or otherwise subject to liability under applicable Environmental Laws; and

(e) To the Company’s Knowledge, there has been no Release into the environment of, nor exposure of any person or property to, Hazardous Material in connection with the properties and operations of the Company that is reasonably likely to give rise to any material claim for Remedial Action, damages or compensation.

For purposes of this Agreement:

(A) “Environmental Law” means any currently applicable Law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such applicable Laws have been and may be amended or supplemented through the date of this Agreement;

(B) “Hazardous Materials” shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance or petroleum product as defined or regulated under any Environmental Law;

(C) “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable party; and

(D) “Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre remedial studies and investigations or post remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

3.18 Intellectual Property.

(a) The Company owns or has the right to use all Company Intellectual Property necessary to carry on its businesses as currently conducted. As used in this Agreement, “Company Intellectual Property” means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights (including registrations and applications for any of the foregoing); computer programs, including any and all databases and compilations, including any and all data and collections of data; trade secrets; and any other know-how, methods, concepts, or other proprietary rights owned by the Company or held for use or used in the business of the Company as conducted as of the date thereof and any licenses to use any of the foregoing. Schedule 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all material patents, patent applications, registered trademarks, service marks, trade names, corporate names, logos, registered copyrights, domain names or other registered intellectual property rights owned by the Company, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed and the owner of such Company Intellectual Property.

(b) The Company has not received written notice from any third party regarding any actual or potential infringement or misappropriation, or other violations, by the Company of any intellectual property of such third party, nor to the Knowledge of the Company are there any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Company Intellectual Property. The Company has not received any demand or request that it license any rights from any third party in order to continue to use the Company Intellectual Property.

(c) (i) The Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Company Intellectual Property, and (ii) to the Company’s Knowledge, no such assertion or claim is threatened and no third party is misappropriating, infringing, or diluting any Company Intellectual Property that is owned by the Company or that is material to the Company’s operations.

(d) To the Company’s Knowledge, the transactions contemplated by this Agreement will have no Material Adverse Effect on the Company’s right, title and interest in and to the Company Intellectual Property except to the extent that consent to the transfer of licensed Company Intellectual Property is not obtained prior to the Effective Time. The Company has taken commercially reasonable actions to maintain and protect the Company Intellectual Property so as to not cause a Material Adverse Effect on the Company.

3.19 State Takeover Statutes; Shareholder Rights Plan. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statue or regulation or restrictive provision of any applicable anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement or any of the transactions contemplated hereby. The Company does not have in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

3.20 Brokers. Except for fees payable to FMV Opinions, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.21 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, FMV Opinions, Inc., as of the date of this Agreement, to the effect that subject to the limitations set forth in the opinion, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

3.22 Tax Treatment. The Company has not taken any action, nor has it failed to take any action and does not have Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV

Representations and Warranties of Parent

Parent represents and warrants to the Company as follows:

4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby. Parent and Merger Sub have the corporate power and authority, and all authorizations, licenses, permits and certifications, to own, lease and operate all of their properties and assets and to carry on their business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The copies of the charter and bylaws of Parent and Merger Sub (as applicable, the “Parent Organizational Documents” and the “Merger Sub Organizational Documents”) that have been made available to the Company are complete and correct and in full force and effect.

4.2 Authority; No Conflict; Required Filings or Consents.

(a) Authority. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and the shares of Parent Common Stock issuable pursuant to this Agreement have been reserved for issuance by the Parent board of directors. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against both Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, permit, filing, waiver, notice or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any restriction on the conduct of Parent’s business or operations under, (A) the Parent Organizational Documents or the Merger Sub Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to Parent, Merger Sub or their properties or assets, (C) any judgment, order, writ, injunction or decree, or (D) subject to the governmental filings and other matters referred to in Section 3.3(e), any statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c) Required Filings or Consents. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for:

(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”);

(ii) the filing of a Supplemental Listing Application with the New York Stock Exchange, Inc. (the “NYSE”) in connection with the Parent Share Issuance;

(iii) the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and communications under Rules 165 and 425 under the Securities Act, in each case, as may be required in connection with this Agreement and the transactions contemplated hereby;

(iv) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and

(v) filings, if any, required by state securities laws or other “blue sky” laws.

4.3 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to information or statements with respect to the Company made or incorporated by reference therein or otherwise supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4.

4.4 Tax Treatment. Parent has not taken any action, nor has it failed to take any action and does not have knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.5 Brokers. Except for fees payable to J.H. Chapman Group, L.L.C., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

4.6 SEC Documents; Financial Statements.

(a) Parent has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of its shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents that it was required to file since January 1, 2004 with the Regulatory Agencies, and has paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement (including any financial statements or schedules included or incorporated by reference therein) filed since January 1, 2004 and prior to the close of business on the date hereof (the “Parent Measurement Date”) by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Parent SEC Documents”), as of their respective dates or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or applicable subsequent filing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective filing dates, or if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, all Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b) The audited financial statements and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including reports on Forms 10-K and 10-Q, as of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, comply as to form with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), and fairly present, in all material respects, the financial position of Parent as of the dates thereof and its results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which have been and are reasonably likely to be material to Parent).

(c) The financial statements of Parent included in each publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement to be filed with the SEC pursuant to the Securities Act or Exchange Act after the date hereof until the Effective Time will comply, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, will be prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the instructions or other applicable rules or SEC-published interpretations of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the financial position of Parent as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, expected to be material).

(d) Except as reflected or reserved against in the balance sheet of Parent dated April 30, 2006 included in the Form 10-Q filed by Parent with the SEC on June 9, 2006 (including the notes thereto, the “Parent Balance Sheet”), Parent does not have any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto, other than liabilities and obligations incurred since April 30, 2006 in the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE V

Covenants Relating to Conduct of Business

5.1 Conduct of Business.

(a) Ordinary Course. Except as otherwise expressly required by, or provided for, in this Agreement, as set forth in Schedule 5.1(a) of the Company Disclosure Schedule or as consented to by Parent in writing, during the period from the date of this Agreement to the Effective Time, the Company shall:

(i) carry on its business in the ordinary course of its business consistent with past practice in accordance with applicable Laws and maintain its existence in good standing under applicable Law.

(ii) (A) use commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain reasonably satisfactory relationships with vendors, customers and others having business relationships with it, and (B) unless prohibited by Law, notify Parent of any Governmental Entity or third party complaint, investigations or hearings (or communications indicating that the same may be contemplated) if such complaint, investigation or hearing would have a Company Material Adverse Effect or Parent Material Adverse Effect.

(b) Required Consent. Except as otherwise expressly approved in writing by Parent, as expressly contemplated or specifically permitted by this Agreement or as set forth in Schedule 5.1(b) of the Company Disclosure Schedule, and without limiting the generality of the foregoing, from the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated:

(i) The Company shall not adopt any change in the Company Organizational Documents;

(ii) The Company shall not acquire or agree to acquire or lease (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets other than assets that are used in the ordinary course of business consistent with past practice;

(iii) The Company shall not sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material properties or assets, or stock or other ownership interests in any of its properties other than (i) in the ordinary course of business substantially consistent with past practice, and (ii) any Permitted Liens;

(iv) The Company shall not declare, set aside, or pay any dividends or make any distributions on shares of its capital stock;

(v) Except for issuances pursuant to the Company Purchase Plan consistent with this Agreement, the Company shall not (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company, or any security convertible into or exercisable for either of the foregoing, other than the issuance of shares upon the exercise of Company Options that have been granted prior to the date of this Agreement, (ii) split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(vi) The Company shall not (i) enter into, amend, modify, or terminate, or make any commitment in respect of, any contract or agreement that is material to the business, properties, assets, financial condition or results of operations of the Company, including, without limitation, any Company Material Contract, except in the ordinary course of business consistent with past practice, or (ii) enter into any contract or agreement that limits or otherwise restrains the Company from competing in or conducting any line of business or engaging in business in any significant geographic area;

(vii) The Company shall not (i) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial condition of another Person, except for borrowings under its existing line of credit for working capital purposes, indebtedness under any Material Contract, and, for the avoidance of doubt, trade, revolving corporate card accounts and other similar credit in the ordinary course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in which the Company does not hold directly or indirectly all of the outstanding equity interests;

(viii) Except as set forth in the Company Disclosure Schedule and except as may be required by applicable Law or existing contractual obligations, the Company shall not (i) increase the compensation payable or to become payable to any of its officers, directors or employees (except, with respect to non-executive officer employees, annual merit increases in the ordinary course of business) (ii) grant any severance or termination pay to any officers, directors or employees, (iii) enter into, modify or amend any employment, severance or consulting agreement with any shareholder or current or former director, officer or other employee of the Company or (iv) establish, adopt, enter into or amend in any material respect, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(ix) except as may be required as a result of a change in applicable Law or in GAAP or a change in order to comply with SEC requirements, the Company shall not change in any material respect any of its accounting or Tax accounting policies or its procedures;

(x) The Company shall not enter into or make any Contract (including in respect of capital expenditures) or series of related Contracts involving payments in excess of the amount in the Company’s 2006 Capital expenditures plan previously provided to Parent;

(xi) The Company shall use its commercially reasonable efforts to ensure that it keeps in force its material insurance policies (or substantial equivalents thereof);

(xii) The Company shall not pay, discharge, settle or satisfy any lawsuit or threat of any lawsuit or proceeding or other investigation against the Company or relating to its business, properties or assets, other than (i) in the ordinary course of business for amounts not in excess of $50,000 in any case, and not to exceed $250,000 in the aggregate, (ii) pursuant to existing contractual obligations, or (iii) worker’s compensation claims in the ordinary course of business;

(xiii) Except as may be required by applicable Law, the Company shall not settle any material audit with respect to Taxes or file any amended Tax return that would materially alter the Tax obligation of the Company;

(xiv) The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xv) The Company shall not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its Affiliates, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404;

(xvi) The Company shall not effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company;

(xvii) The Company shall use commercially reasonable efforts not to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

(xviii) The Company shall not agree or commit to do any of the foregoing; and

(xix) The Company shall not take any action that would result in the breach of any representation and warranty of the Company hereunder (except for representations and warranties made as of a specific date) such that Parent would have the right to terminate this Agreement.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

5.2 No Solicitation.

(a) The following terms will have the definitions set forth below:

(i) An “Alternative Transaction” shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 25% or more of the total outstanding voting securities of the Company or any merger, consolidation or business combination involving the Company as a whole, or (B) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 25% of the assets of the Company (including equity securities of any Subsidiary of such party) on a consolidated basis, or (ii) any liquidation or dissolution of such party;

(ii) An “Alternative Transaction Proposal” shall mean any offer or proposal relating to an Alternative Transaction;

(iii) A “Superior Proposal” means an unsolicited, bona fide, written Alternative Transaction Proposal made by a third Person (except that references to 25% in clauses (i)(A) and (i)(B) of the definition of Alternative Transaction shall be deemed to be references to 50%), which the Board of Directors of the Company has in good faith determined (taking into account, among other things, (1) the advice of its outside legal counsel, and (2) all terms of such Alternative Transaction Proposal and this Agreement, to be more favorable to the Company’s shareholders (in their capacities as shareholders) than the terms of this Agreement (as it may be proposed to be amended by Parent), and to be reasonably capable of being consummated on the terms proposed, taking into account, all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal including, if such Alternative Transaction Proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured.

(b) Except as specifically permitted by Section 5.2(c) or 5.2(d), the Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or intentionally encourage (including by way of furnishing any information), or take any other action intended to facilitate, induce or encourage any inquiries with respect to, or the making, submission or announcement of, any

Alternative Transaction Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any, or any possible, Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 5.2), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted pursuant to Section 5.3), or (iv) prior to termination, if any, of this Agreement pursuant to Section 8.1, enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal. The Company will immediately cease, and will cause its officers, directors and employees and any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third Persons conducted heretofore with respect to any possible or proposed Alternative Transaction, and will use its reasonable best efforts to enforce (and not waive any provisions of) any confidentiality and standstill agreement (or any similar agreement) relating to any such possible or proposed Alternative Transaction.

(c) As promptly as practicable (and in any event within 48 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating to any Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of all material developments regarding the status and terms (including material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide Parent a copy of all written materials (including written materials provided by e-mail or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. The Company shall provide Parent with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) or any meeting of its Board of Directors at which its Board of Directors is reasonably likely to consider any alternative Transaction Proposal or Alternative Transaction.

(d) Notwithstanding anything to the contrary contained in Section 5.2(b), in the event that the Company receives an unsolicited, bona fide Alternative Transaction Proposal which is determined by its Board of Directors to be, or to be reasonably likely to lead to, a Superior Proposal, it may then take the following actions (but only (1) if and to the extent that (x) its Board of Directors concludes in good faith, after receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its shareholders under applicable Law and (y) the Company has given Parent at least three business days’ prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal and (2) if it shall not have breached in any material respect any of the provisions of this Section 5.2 or Section 5.4):

(i) furnish nonpublic information to the Person or group making such Superior Proposal, unless (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidential Disclosure Agreement, dated as of May 23, 2006, between the Company and Parent (the “CA”); and (B) contemporaneously with furnishing any such nonpublic information to such person or group, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished to Parent); and

(ii) engage in negotiations with such Person or group with respect to such Superior Proposal; provided, however, in no event shall such party enter into any definitive agreement to effect such Superior Proposal.

(e) Nothing contained in this Agreement shall prohibit the Company or its Boards of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure required by applicable Law or any Governmental Entity.

5.3 Board of Directors Recommendation.

(a) In response to the receipt of an unsolicited, bona fide Alternative Transaction Proposal which is determined by the Board of Directors of the Company to be a Superior Proposal, such Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of approval of this Agreement and the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its shareholders under applicable Law.

(b) Prior to announcing any Change of Recommendation pursuant to Section 5.3(a), the Company shall (A) provide to Parent three business day’s prior written notice which shall (x) state expressly that it intends to effect a Change of Recommendation, and (y) describe any modifications to the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal from the description of such terms and conditions and such Person contained in the notice required under Section 5.2(d), (B) make available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (C) during the three-business-day period commencing upon receipt of the notice described in Section 5.3(b)(A), if requested by Parent, engage in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal.

(c) In addition to the circumstances set forth in Section 5.3(a), the Board of Directors of the Company may effect a Change of Recommendation if there shall have occurred and be continuing a Material Adverse Change of Parent since the date of this Agreement.

(d) If the Board of Directors of the Company has effected a Change of Recommendation, the Company, as applicable, shall promptly notify Parent in writing of such Change in Recommendation, including the specific subparagraph, but not more than one subparagraph, of Section 5.3 in reliance upon which such Change in Recommendation is made. If Parent thereafter terminates this Agreement in accordance with Section 8.1 based upon such notice, then the termination effects with respect to the specific subparagraph identified in such notice that are set forth in Section 8.3 shall apply.

5.4 Company Shareholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been terminated pursuant to Section 8.1, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal with respect to it, or by any Change of Recommendation. At any such meeting, the Company shall not submit to the vote of its respective shareholders any Alternative Transaction, whether or not a Superior Proposal has been received by it.

ARTICLE VI

Additional Agreements

6.1 Preparation of SEC Documents; Shareholders’ Meeting.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall agree upon the terms of, prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) reasonably required to be taken under any applicable state securities laws in connection with the Parent Share Issuance and, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Proxy Statement, in each case prior to filing such with the SEC, except where doing so would cause the filing to not be filed timely, without regard to any extension pursuant to Rule 12b-25 of the Exchange Act; provided, however, that each party shall be deemed to have consented to the inclusion in the Form S-4, the Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Proxy Statement of any information, language or content specifically agreed to by such party or its counsel on or prior to the date hereof for inclusion therein. Parent will advise the Company promptly after it receives notice of (i) the time when the Form S-4 has become effective or any supplement or amendment has been filed, (ii) the issuance or threat of any stop order, (iii) the suspension of the qualification of the Parent Common Stock issuable in connection with this Agreement for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (and shall deliver a copy of such comments and requests to the Company). If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement, including, where appropriate, a filing pursuant to Rules 165 and 425 of the Securities Act, describing such information shall promptly be filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company or Parent.

(b) The Company shall, as promptly as practicable after receiving notice from Parent that the Form S-4 has been declared effective under the Securities Act, take all action necessary in accordance with applicable Law and the Company Organizational Documents duly to give notice of, convene and hold a meeting of its shareholders to be held as promptly as practicable to consider the approval of this Agreement and the Merger (the “Company Shareholders’ Meeting”). Except in the case of a Change of Recommendation in accordance with Section 5.3, the Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger and will take all other action reasonably necessary or advisable to secure the vote of its shareholders required by the rules of the AMEX or applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the approval of this Agreement and the Merger, or, if, as of the time for which the Company Shareholders’ Meeting, is originally scheduled, there are insufficient shares of Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall use commercially reasonable efforts such that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with applicable Law, the rules of the AMEX and the Company Organizational Documents. Without the prior written consent of Parent, the approval of this Agreement and the Merger is the only matter which the Company shall propose to be acted on by the Company’s shareholders at the Company Shareholders’ Meeting.

(c) Except to the extent expressly permitted by Section 5.3: (i) the Board of Directors of the Company shall recommend that its shareholders vote in favor of the approval of this Agreement and the Merger at the Company Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of approval of this Agreement and the Merger at the Company Shareholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, its recommendation that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger.

6.2 Access to Information; Confidentiality.

(a) Subject to the CA and applicable Law, from the date of this Agreement through the Closing Date, the Company will afford to Parent and its authorized representatives reasonable access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budget and projections, customers, suppliers and other information of the Company, and the work papers of Cacciamatta Accounting Corporation, the Company’s independent accountants, and otherwise provide such assistance as may be reasonably requested by Parent in order that Parent have a reasonable opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Company.

(b) Parent will hold, and will cause its officers, directors, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the Company in confidence in accordance with the terms of the CA.

6.3 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Closing to be satisfied (but in no event shall a party be required to waive any such condition) as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals from Governmental Entities and the making of all necessary registrations and filings, and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals, consents or clearances of any Governmental Entity.

(c) In connection with and without limiting the foregoing, the Company and Parent shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.4 Indemnification and Insurance.

From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall itself indemnify, defend and hold harmless as if it were the Surviving Corporation, in each case, to the fullest extent permitted by applicable Law, the present and former officers, directors and agents (each an “Indemnified Party”) of the Company against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) including amounts paid in settlement or compromise with the approval of Parent (which approval shall not be unreasonably withheld or delayed). Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties, as provided in the CCC and the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those containing in the Company Organizational Documents as in effect on the date hereof, which provisions will not, except as required by Law, be amended or modified until expiration of the applicable statute of limitations in any manner that would adversely affect the rights thereunder of the Indemnified Parties. Without limiting the generality of the preceding sentence, in the event that any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.4 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Party is not entitled thereto. For at least six years after the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy (each an “Insured Party”) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that, the Surviving Corporation shall not be obligated to expend annual premiums during such period in excess of 200% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement, provided that if the annual premium for such insurance shall exceed such 200% in any year, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that in the event Parent shall, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale, to assume such obligation. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.4.

6.5 Fees and Expenses. Except as otherwise set forth in this Section 6.5 and in Section 8.3 and Section 8.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, provided, that each of Parent and the Company shall pay one-half of the total costs associated with the printing and mailing of the Proxy Statement to the Company shareholders, whether or not the Merger is consummated.

6.6 Announcements. Parent and the Company will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release, public statements or other announcements with respect to the transactions contemplated by this Agreement, including any announcement to employees, customers, suppliers or others having dealings with Parent or the Company, respectively, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or other announcement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market.

6.7 Listing. Parent shall use all reasonable efforts to cause the Parent Common Stock issuable under Article II to be authorized for listing on the NYSE, upon notice of issuance, exercise or conversion, as applicable.

6.8 Tax-Free Reorganization Treatment. The Company and Parent intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall use its reasonable best efforts to cause the Merger to so qualify. None of Parent, the Company or Merger Sub shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) cause the Company, Merger Sub or Parent to be unable to make the representations necessary for counsel to render the tax opinions referred to in Section 7.1(h).

6.9 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, and any such Taxes shall be paid by the Company.

6.10 Equity Awards.

(a) At the Effective Time, each then outstanding Company Option, whether or not exercisable at the Effective Time, will be cancelled in exchange for the right to receive, at the election of Parent provided to the Company at least five business days prior to Closing, either of the following: (i) that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by $0.50 and divided by the Parent Stock Price, rounded down to the nearest whole number of shares of Parent Common Stock, or (ii) $0.50 per share in cash multiplied by the number of shares of Company Common Stock issuable upon exercise of the Company Options. Notwithstanding anything in this Agreement to the contrary, between the date hereof and the Effective Time, the Company shall not grant any options, restricted stock units or make any other award or grant under the Company Stock Plans, other than issuances permitted under the Company Purchase Plan in accordance with the terms of this Agreement.

(b) The Company shall terminate its 1988 Employee Stock Purchase Plan, as amended to date (the “Company Purchase Plan”), which termination shall be conditioned upon the Closing of the Merger, or, if requested, suspend all grants thereunder, on and after the date hereof.

6.11 Employee Benefits.

(a) If requested by Parent in writing at least three days prior to the Closing, the Company shall cause there to be adopted, prior to and conditioned upon Closing, resolutions terminating any Company Benefit Plan intended to be (i) a simplified employer pension (“SEP”) arrangement maintained for the benefit of non-union employees of the Company; (ii) a group medical benefits plan maintained for the benefit of non-union employees of the Company; and (iii) a group life and accidental death and dismemberment insurance plan maintained for the benefit of non-union employees of the Company.

(b) On and after the Closing, until at least the first anniversary of the Closing, Parent shall cause the Surviving Corporation to provide the employees of the Surviving Corporation with salary and benefit plans, programs and arrangements comparable in the aggregate to those currently provided to similarly situated employees of Parent (except as otherwise required under the terms and conditions of any collective bargaining agreement covering union employees of the Company). If any employee of the Company becomes a participant in any employee benefit plan of Parent or any of its affiliates, such employee shall be given credit under such plan for the last continuous period of service with the Company prior to the Closing for purposes of determining eligibility to participate and vesting in benefits but for no other purpose (including, without limiting the generality of the foregoing, the accrual of benefits).

(c) Parent agrees that, upon the Closing, each person who is an employee of the Company immediately prior to the Closing (an “Affected Employee”) shall be immediately eligible to participate, without any waiting time, in a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Affected Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions, imposed under such group health plan, for the calendar year during which the Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Closing Date under the applicable group health plans of the Company; provided, however, such obligation of Parent is contingent on the Company furnishing sufficient information in sufficiently usable form to enable Buyer to reasonably administer its plan.

(d) The Company shall provide Parent with such documents, employee data and other information as may be reasonably required to carry out the provisions of this Section 6.11.

6.12 Consents of Accountants. The Company and Parent will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Form S-4 is filed with the SEC, is amended or supplemented, or becomes effective or a date not more than two days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

6.13 Affiliate Legends. Schedule 6.13 of the Company Disclosure Schedule sets forth a list of those Persons who are, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). The Company shall notify Parent in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Parent shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time upon the request of any holder of shares of Parent Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate).

6.14 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which is in the Company’s Knowledge or Parent’s knowledge, as applicable, and as to which the occurrence or failure to occur would reasonably be likely to result in the failure of any of the conditions set forth in Article VII to be satisfied. The Company shall give Parent prompt written notice of any material correction to any of the Company SEC Documents, as the case may be, from and after the date hereof. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.14 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article II or III by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company shall provide counsel to Parent with copies of the resolutions to be adopted by the Board of Directors to implement the forgoing.

6.16 State Takeover Laws. Prior to the Effective Time, the Company shall not take any action to render inapplicable, or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Company’s Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to take such action is reasonably likely to result in a breach of its Board of Directors’ fiduciary obligations to its shareholders under applicable Law.

6.17 Reservation of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve out of its reserved but unissued shares of Parent Common Stock sufficient shares of Parent Common Stock to provide for (i) the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, and (ii) the issuance of Parent Common Stock to holders of the Company Options pursuant to Section 6.10.

6.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

6.19 Shareholder Litigation. The Company shall give Parent the reasonable opportunity to consult in the defense of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement.

6.20 Real Property Matters. The Company agrees that Parent shall have the right to obtain, at its own cost and expense, with respect to each parcel of Real Property and from a title insurance company acceptable to Parent (“Title”), either a new title policy or an endorsement down-dating the Company’s existing title policy, if any (such title policy or endorsement, a “Title Policy”). With respect to each parcel of Real Property, Parent may obtain a current survey of the Real Property (each such survey, a “Survey”) certified to Parent, prepared by a licensed surveyor and, to the extent required by Parent, conforming to 1999 ALTA Minimum Detail Requirements for Land Title Surveys. In addition, the Company will obtain an estoppel certificate (“Estoppel Certificates”), from the landlord or ground lessor for each of the Leased Real Properties in a form similar to the most current “Estoppel Certificate” form published by the AIR Commercial Real Estate Association.

6.21 Debt Payoff. On the Closing Date, Parent shall repay, or cause to be repaid, on behalf of the Company, the total outstanding indebtedness of the Company under the Credit and Security Agreement dated November 30, 2005 between the Company and Wells Fargo Bank National Association (the “Credit and Security Agreement”), including any applicable prepayment fees or penalties, by wire transfer of immediately available funds as provided for in the payoff letter to be delivered as provided in Section 7.1(i). In addition, on the Closing Date or on such other date as may be agreed upon before Closing between Parent and U.S. Bank National Association or its successor as trustee, Parent shall repay, or cause to be repaid, on behalf of the Company, the total outstanding indebtedness of the Company under the Indenture of Trust by and between Provena Foods Inc. and U.S. Bank National Association, as Trustee, dated as of December 1, 2003, as amended.

ARTICLE VII

Conditions Precedent

7.1 Conditions to Each Party’s Obligation to Effect The Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Governmental Consents and Approvals. All filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by the Company, Parent or any of their subsidiaries to consummate the Merger shall have been made or obtained, other than those that if not made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on the Company (determined, for purposes of this clause, after giving effect to the Merger).

(c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect which prohibits, materially restricts, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

(d) Litigation. There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission that seeks to enjoin, prevent, materially delay or otherwise impose material limitations on the consummation of the transactions contemplated by this Agreement.

(e) Governmental Action. No action or proceeding shall be instituted or pending by any Governmental Entity challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Merger, asserting the illegality of the Merger or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(f) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of the Company or Parent, threatened by the SEC.

(g) Listing. The shares of Parent Common Stock issuable to the shareholders of the Company as provided for in Article II shall have been authorized for listing on the NYSE, upon official notice of issuance.

(h) Tax Opinion. The Company shall have received an opinion of Sheppard Mullin Richter & Hampton LLP, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the

Code. In rendering such opinion, counsel may require and rely upon reasonable and customary representations contained in certificates of officers of Parent, Merger Sub, and the Company. Each such representation letter shall be dated the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.1(h) shall not be waivable after receipt of the Company Shareholder Approval unless further shareholder approval of the Company shareholders is obtained with appropriate disclosure.

(i) Parent shall have received a payoff letter with respect to the total outstanding indebtedness of the Company under the Credit and Security Agreement, including any applicable prepayment fees or penalties, as of the Closing Date indicating that, upon payment of a specified amount by Parent, Wells Fargo shall release its Liens and other security interests in, and agree to execute Uniform Commercial Code Termination Statements (“UCC-3s”) and such other documents or endorsements necessary to release of record its Liens and other security interest in, the assets and properties of the Company.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Except as a result of action expressly permitted or expressly consented to in writing by Parent pursuant to Section 5.1, (i) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b), 3.3(c), 3.19, 3.21) shall be true both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date), except where the failure of such representations and warranties to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) the representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b), 3.3(c), 3.19, 3.21 shall be true in all material respects both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date).

(b) The Company shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Change of the Company shall have occurred since the date of this Agreement and be continuing.

(d) Parent shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b), and (c) have been satisfied.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Except as a result of action expressly permitted or expressly consented to in writing by the Company pursuant to Section 5.1, the representations and warranties of Parent contained in this Agreement shall be true both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date).

(b) Each of Parent and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Change of Parent shall have occurred since the date of this Agreement and be continuing.

(d) The Company shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 7.3(a), (b), and (c) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, and (except in the case of Sections 8.1(b)(iii) or 8.1(e)) whether before or after the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company, if the Board of Directors of each so determines;

(b) by written notice of either Parent or the Company (as authorized by the Board of Directors of Parent or the Company, as applicable):

(i) if the Merger shall not have been consummated by February 15, 2007 (the “Outside Date”), provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(b) or Section 7.1(c) or Section 7.1(e) and (y) all other conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to March 15, 2007 (which shall then be the “Outside Date”); provided, further that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation of such party, or satisfy any condition to be satisfied by such party, under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; or

(iii) if Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain Company Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(c) by Parent (as authorized by its Board of Directors) upon (i) a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in the Company’s representations and warranties has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent or (ii) a failure to perform, or comply with, in all material respects any covenant or agreement of the Company set forth in this Agreement and such failure by the Company has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent;

(d) by the Company (as authorized by its Board of Directors) upon (i) a breach of any representation or warranty on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in Parent’s representations and warranties has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company or (ii) a failure to perform, or comply with, in all material respects any covenant or agreement of Parent set forth in this Agreement and such breach by Parent has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company; or

(e) by Parent (as authorized by its Board of Directors), at any time prior to Company Shareholder Approval, if (i) the Company shall have failed to hold the Company Shareholders’ Meeting in accordance with Section 6.1(b)(A) on or before the date which is 45 calendar days after the date on which the SEC declared the Form S-4 effective or (B) in the event the Company adjourns or postpones the Company Shareholders’ Meeting in accordance with the terms of Section 6.1(b), on or before the date that is five business days after the date that is 45 calendar days after the date on which the SEC declared the Form S-4 effective, (ii) the Company shall have failed to include in the Proxy Statement distributed to the Company’s shareholders the Company’s Board of Directors’ recommendation that such shareholders approve this Agreement and approve the Merger, (iii) the Company’s Board of Directors shall have withdrawn, amended, modified or qualified such recommendation in a manner adverse to the interests of Parent, (iv) the Company’s Board of Directors shall have failed to reconfirm such recommendation by press release or other reasonably appropriate means within ten business days of receipt of a written request from Parent to do so in the event that a third party unaffiliated with Parent has publicly announced a tender offer or other Alternative Transaction or an Alternative Transaction has otherwise been proposed to the Company, (v) the Company, the Company’s Board of Directors or any committee thereof shall have approved or recommended to the Company’s shareholders any Alternative Transaction, or (vi) the Company or the Company’s Board of Directors shall have failed, within ten business days after any tender or exchange offer relating to the Company Common Stock commenced by any third party not affiliated with Parent shall have been first published, sent or given, to have sent to the Company’s shareholders a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer.

(f) by the Company (as authorized by its Board of Directors) at any time prior to the Company Shareholders’ Meeting, in accordance with a Change of Recommendation under Section 5.3(a); provided, that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, the Company shall have complied with all other applicable requirements hereunder.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except that (i) Section 6.2(b), Section 6.5, this Section 8.2, Section 8.3, Section 8.4, the second sentence of Section 8.5 and Section 8.6, as well as Article IX (other than Section 9.1) shall survive termination of this Agreement and continue in full force and effect, and (ii) that nothing herein, shall relieve any party from liability for any willful breach of any representation or warranty of such party contained herein or any willful breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Payments by the Company.

(a) In the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or 8.1(b)(iii), (B) following the date hereof and prior to such termination, any Person shall have made to the Company or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to the Company, and (C) within 12 months following the termination of this Agreement, (1) an Acquisition of the Company is consummated or (2) the Company enters into an agreement, arrangement or binding understanding providing for an Acquisition of the Company, then the Company shall pay Parent a fee equal to $325,000 (the “Termination Fee”) in immediately available funds; such fee payment to be made concurrently upon the earlier to occur of such consummation or the entry into of such agreement, arrangement or binding understanding.

(b) In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), (B) following the date hereof and prior to such termination, any Person shall have made to the Company or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to the Company and (C) the Company’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect of facilitating or assisting or otherwise benefiting, an Alternative Transaction or the Person making such Alternative Transaction, then the Company shall pay Parent the Termination Fee in immediately available funds within one business day after termination of this Agreement pursuant to Section 8.1(c)(ii). Any breach of the covenants contained in Section 5.2 shall be considered willful, intentional and intended to facilitate, assist or otherwise benefit an Alternative Transaction.

(c) In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(e) and (B) the Board of Directors of the Company has effected a Change of Recommendation as permitted by and in compliance with Section 5.3(a), then the Company shall pay Parent the Termination Fee in immediately available funds; such fee payment to made within one business day after such Change in Recommendation has been effected.

(d) In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(e) and the Board of Directors of the Company has not effected a Change of Recommendation as permitted by and in compliance with Section 5.3(a), (B) following the date hereof and prior to such termination, any Person shall have made to the Company or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to the Company, and (C) within 12 months following termination of this Agreement, (1) an Acquisition of the Company is consummated or (2) the Company enters into an agreement, arrangement or binding understanding providing for an Acquisition of the Company, then the Company shall pay Parent the Termination Fee in immediately available funds; such fee payment to be made concurrently upon the earlier to occur of such consummation or the entry into of such agreement, arrangement or binding understanding.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall pay Parent the Termination Fee in immediately available funds; such fee payment to made within one business day after such Change in Recommendation has been effected.

8.4 Interest and Costs; Other Remedies. All payments under Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 8.3 and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in Section 8.3, the Company shall pay Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.3 at the rate of interest per annum publicly announced by Citibank N.A. as its prime rate at its principal office in New York, New York, as in effect on the date such payment was required to be made. This Section 8.4 and the entire Section 8.3, shall survive any termination of this Agreement.

8.5 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties in writing at any time before or after Company Shareholder Approval; provided, however, that after Company Shareholder Approval, there may not be, without further approval of the shareholders of the Company any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by law or AMEX rule otherwise expressly requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

8.6 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 8.5 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.6 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

General Provisions

9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (receipt confirmed) or by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company to:

Provena Foods Inc.

251 D’Arcy Parkway

Lathrop, CA 95330

Fax No: (209) 858-1102

Attention: Theodore L. Arena

with a copy to:

Sheppard, Mullin Richter & Hampton LLP

650 Town Center Drive, 4th Floor

Costa Mesa, CA 92626

Fax No: (714) 428-5984

Attention: Ethan Feffer

(b)	if to Parent or Merger Sub, to:

Hormel Foods Corporation

One Hormel Place

Austin, Minnesota 55912

Fax No: (507) 437-5129

Attention: Executive Vice President and Chief Financial Officer

with a copy to: General Counsel

with a copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402-1498

Fax No: (612) 340-7800

Attention: Robert A. Rosenbaum

9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a “Person” shall include references to an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to dollar amounts shall be to lawful currency of the United States.

9.4 Knowledge. References to the “Knowledge” of the Company shall mean the actual knowledge of the Persons listed in Schedule 9.4 of the Company Disclosure Schedule.

9.5 Disclosure Schedule. On or prior to the date of this Agreement, the Company has delivered to Parent a disclosure schedule (the “Company Disclosure Schedule”). Disclosure in any Section of any matter or document shall constitute a disclosure of such matter or document for purposes of all other Sections, so long as the applicability of the disclosure to such other Section or Sections is reasonably apparent. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. The sections in the Company Disclosure Schedule relate only to the section of this Agreement to which they correspond and not to any section or representation or warranty in this Agreement (except to the extent an item is described (including relevant facts) in reasonable detail and such description provides a reasonable indication that the item applies to another section contained in the Company Disclosure Schedule).

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the CA and the Company Disclosure Schedule and documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.4 (which are intended to benefit the Indemnified Parties) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

9.11 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.13 Failure or Indulgence Not a Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.14 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.15 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

HORMEL FOODS CORPORATION

By:
Name:
Title:

CRUMBLES ACQUISITION CORP.

By:
Name:
Title:

PROVENA FOODS INC.

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PROVENA FOODS INC.,

a California Corporation

The undersigned [President] and [Secretary] hereby certify that:

ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.

TWO: The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

I.

The name of this corporation is Provena Foods Inc.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

This corporation is authorized to issue only one class of shares of stock, designated as “Common Stock.” The total number of shares which this corporation is authorized to issue is One Thousand (1,000).

IV.

Section 1. Limitation of Director’s Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

Section 3. Repeal or Modification. If, after the effective date of this Article IV, California law is amended in a manner that permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article IV to “California law” shall to that extent be deemed to refer to California law as so amended.

*        *        *

THREE The foregoing amendment has been approved by the Board of Directors of said corporation.

FOUR The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was                      shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

We each further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own respective knowledge.

Executed at                     , on                     , 2006.

[Name]
President

[Name]
Secretary

EXHIBIT B

AMENDED AND RESTATED

BYLAWS

OF

PROVENA FOODS INC.

ARTICLE I - OFFICES

Section 1. The principal executive office of Provena Foods Inc. (the “Corporation”) shall be at such place inside or outside the State of California as the Board of Directors may determine from time to time.

Section 2. The Corporation may also have offices at such other places as the Board of Directors may from time to time designate, or as the business of the Corporation may require.

ARTICLE II - SHAREHOLDERS’ MEETINGS

Section 1. Annual Meetings. The annual meeting of the shareholders of the Corporation for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place and at such time as may be fixed from time to time by the Board of Directors and stated in the notice of the meeting. If the annual meeting of the shareholders be not held as herein prescribed, the election of directors may be held at any meeting thereafter called pursuant to these Bylaws.

Section 2. Special Meetings. Special meetings of the shareholders, for any purpose whatsoever, unless otherwise prescribed by statute, may be called at any time by the Chairman of the Board, the President, or by the Board of Directors, or by one or more shareholders holding not less than ten percent of the voting power of the Corporation.

Section 3. Place. All meetings of the shareholders shall be at any place within or without the State of California designated by the Board of Directors or by written consent of all the persons entitled to vote thereat, given either before or after the meeting. In the absence of any such designation, shareholders’ meetings shall be held at the principal executive office of the Corporation.

Section 4. Notice. Notice of meetings of the shareholders of the Corporation shall be given in writing to each shareholder entitled to vote, either personally or by first-class mail or other means of written communication, charges prepaid, addressed to the shareholder at his address appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice. Notice of any such meeting of shareholders shall be sent to each shareholder entitled thereto not less than ten nor more than sixty days before the meeting. Said notice shall state the place, date and hour of the meeting and, (1) in the case of special meetings, the general nature of the business to be transacted, and no other business may be transacted, or (2) in the case of annual meetings, those matters which the Board of Directors, at the time of the mailing of the notice, intends to present for action by the shareholders, but subject to Section 601(f) of the California Corporations Code any proper matter may be presented at the meeting for shareholder action, and (3) in the case of any meeting at which directors are to be elected, the names of the nominees intended at the time of the mailing of the notice to be presented by management for election.

Section 5. Adjourned Meetings. Any shareholders’ meeting may be adjourned from time to time by the vote of the holders of a majority of the voting shares present at the meeting either in person or by proxy. Notice of any adjourned meeting need not be given unless a meeting is adjourned for forty-five days or more from the date set for the original meeting.

Section 6. Quorum. The presence in person or by proxy of the persons entitled to vote a majority of the shares entitled to vote at any meeting constitutes a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares, the holders of which are either present in person or represented by proxy thereat, but no other business may be transacted, except as provided above.

Section 7. Shareholder Action by Written Consent. Any action which may be taken at any meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that (1) unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any shareholder approval without a meeting by less than unanimous written consent shall be given as required by the California Corporations Code, and (2) directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

Any written consent may be revoked by a writing received by the Secretary of the Corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary.

Section 8. Waiver of Notice. The transactions of any meeting of shareholders, however called and noticed, and whenever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of the meeting, or an approval of the minutes thereof. All such waivers, consents, or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 9. Voting. The voting at all meetings of shareholders need not be by ballot, but any qualified shareholder before the voting begins may demand a stock vote whereupon such stock vote shall be taken by ballot, each of which shall state the name of the shareholder voting and the number of shares voted by such shareholder, and if such ballot be cast by a proxy, it shall also state the name of such proxy.

At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person, or by proxy appointed in a writing subscribed by such shareholder and bearing a date not more than eleven months prior to said meeting, unless the writing states that it is irrevocable and satisfies Section 705(e) of the California Corporations Code, in which event it is irrevocable for the period specified in said writing and said Section 705(e).

Section 10. Record Dates. In the event the Board of Directors fixes a day for the determination of shareholders of record entitled to vote as provided in Section 1 of Article V of these Bylaws, then, subject to the provisions of the General Corporation Law of the State of California, only persons in whose name shares entitled to vote stand on the stock records of the Corporation at the close of business on such day shall be entitled to vote.

If no record date is fixed:

The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held;

The record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is given; and

The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto, or the 60th day prior to the date of such other action, whichever is later.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, but the Board of Directors shall fix a new record date if the meeting is adjourned for more than 45 days.

Section 11. Cumulative Voting for Election of Directors. Provided the candidate’s name has been placed in nomination prior to the voting and one or more shareholders has given notice at the meeting prior to the voting of the shareholder’s intent to cumulate the shareholder’s votes, every shareholder entitled to vote at any election for directors shall have the right to cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled, or distribute the shareholder’s votes on the same principle among as many candidates as the shareholder shall think fit. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected.

ARTICLE III - BOARD OF DIRECTORS

Section 1. Powers. Subject to any limitations in the Articles of Incorporation or these Bylaws and to any provision of the California Corporations Code requiring shareholder authorization or approval for a particular action, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by, or under the direction of, the Board of Directors. The Board of Directors may delegate the management of the day-to-day operation of the business of the Corporation to a management company or other person provided that the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised, under the ultimate direction of the Board of Directors.

Section 2. Number, Tenure and Qualifications. The number of directors that shall constitute the whole board shall be not more than 7 nor fewer than 4. The exact number of directors may be fixed from time to time within such limit by a duly adopted resolution of the Board of Directors or shareholders. The exact number of directors presently authorized shall be four until changed within the limits specified above by a duly adopted resolution of the Board of Directors or shareholders. Directors need not be shareholders.

Directors shall hold office until the next annual meeting of shareholders and until their respective successors are elected. If any such annual meeting is not held, or the directors are not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose.

Section 3. Regular Meetings. A regular annual meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide for other regular meetings from time to time by resolution.

Section 4. Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, or the President or any Vice President, or the Secretary or any two directors. Written notice of the time and place of all special meetings of the Board of Directors shall be delivered personally or by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means to each director at least forty-eight hours before the meeting, or sent to each director by first-class mail, postage prepaid, at least four days before the meeting. Such notice need not specify the purpose of the meeting. Notice of any meeting of the Board of Directors need not be given to any director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to such director.

Section 5. Place of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of California, which has been designated in the notice, or if not stated in the notice or there is no notice, the principal executive office of the Corporation or as designated by the resolution duly adopted by the Board of Directors.

Section 6. Participation by Telephone. Members of the Board of Directors may participate in a meeting through use of conference telephone, electronic video screen communication, or other communications equipment. Participation in a meeting through use of conference telephone constitutes presence in person at the meeting as long as all members participating in such meeting can hear one another. Participation in a meeting through the use of electronic video screen communication or other communications equipment (other than conference telephone) constitutes presence in person at that meeting if all of the following apply: (a) each member participating in the meeting can communicate with all of the other members concurrently, (b) each member is provided the means of participating in all matters before the Board of Directors, including, without limitation, the capacity to propose, or to interpose an objection to, a specific action to be taken by the Corporation, and (c) the Corporation adopts and implements some means of verifying that (i) a person participating in the meeting is a director or other person entitled to participate in the Board of Directors’ meeting, and (ii) all actions of, or votes by, the Board of Directors are taken or cast only by the directors and not by persons who are not directors.

Section 7. Quorum. A majority of the Board of Directors shall constitute a quorum at all meetings. In the absence of a quorum a majority of the directors present may adjourn any meeting to another time and place. If a meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the reconvened meeting to the directors who were not present at the time of adjournment.

Section 8. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

Section 9. Waiver of Notice. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, are as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 10. Action Without Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors.

Section 11. Removal. The Board of Directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or who has been convicted of a felony.

The entire Board of Directors or any individual director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes cast were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

In the event an office of a director is so declared vacant or in case the Board or any one or more directors be so removed, new directors may be elected at the same meeting.

Section 12. Resignations. Any director may resign effective upon giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors of the Corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

Section 13. Vacancies. Except for a vacancy created by the removal of a director, all vacancies in the Board of Directors, whether caused by resignation, death or otherwise, may be filled by a majority of the remaining directors or, if the number of directors then in office is less than a quorum, by (a) the unanimous written consent of the directors then in office, (b) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with California Corporations Code Section 307, or (c) a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual, regular or special meeting of the shareholders. Vacancies created by the removal of a director may be filled only by approval of the shareholders. The shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent requires the consent of a majority of the outstanding shares entitled to vote.

Section 14. Compensation. No stated salary shall be paid directors, as such, for their services, but, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of such Board; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 15. Committees. The Board of Directors may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the authorized number of directors. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have all the authority of the Board of Directors in the management of the business and affairs of the Corporation, except with respect to (a) the approval of any action requiring shareholders’ approval or approval of the outstanding shares, (b) the filling of vacancies on the Board or any committee, (c) the fixing of compensation of directors for serving on the Board or any committee, (d) the adoption, amendment or repeal of Bylaws, (e) the amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable, (f) a distribution to shareholders, except at a rate or in a periodic amount or within a price range determined by the Board, and (g) the appointment of other committees of the Board or the members thereof.

ARTICLE IV - OFFICERS

Section 1. Number and Term. The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Secretary and a Chief Financial Officer, all of which shall be chosen by the Board of Directors. In addition, the Board of Directors may appoint such other officers as may be deemed expedient for the proper conduct of the business of the Corporation, each of whom shall have such authority and perform such duties as the Board of Directors may from time to time determine. The officers to be appointed by the Board of Directors shall be chosen annually at the regular meeting of the Board of Directors held after the annual meeting of shareholders and shall serve at the pleasure of the Board of Directors. If officers are not chosen at such meeting of the Board of Directors, they shall be chosen as soon thereafter as shall be convenient. Each officer shall hold office until his successor shall have been duly chosen or until his removal or resignation.

Section 2. Inability to Act. In the case of absence or inability to act of any officer of the Corporation and of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer, or any director or other person whom it may select.

Section 3. Removal and Resignation. Any officer chosen by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of all the members of the Board of Directors.

Any officer chosen by the Board of Directors may resign at any time by giving written notice of said resignation to the Corporation. Unless a different time is specified therein, such resignation shall be effective upon its receipt by the Chairman of the Board, the President, the Secretary or the Board of Directors.

Section 4. Vacancies. A vacancy in any office because of any cause may be filled by the Board of Directors for the unexpired portion of the term.

Section 5. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board.

Section 6. President. The President shall be the chief executive officer of the Corporation unless such title is assigned to another officer of the Corporation; in the absence of a Chairman and Vice Chairman of the Board, the President shall preside as the chairman of meetings of the shareholders and the Board of Directors; and the President shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President or any Vice President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation (if the Corporation has adopted a seal), except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

Section 7. Vice President. In the absence of the President, or in the event of such officer’s death, disability or refusal to act, the Vice President, or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their selection, or in the absence of such designation, then in the order of their selection, shall perform the duties of President, and when so acting, shall have all the powers and be subject to all restrictions upon the President. Each Vice President shall have such powers and discharge such duties as may be assigned from time to time by the President or by the Board of Directors.

Section 8. Secretary. The Secretary shall see that notices for all meetings are given in accordance with the provisions of these Bylaws and as required by law, shall keep minutes of all meetings, shall have charge of the seal and the corporate books, and shall make such reports and perform such other duties as are incident to such office, or as are properly required by the President or by the Board of Directors.

The Assistant Secretary or the Assistant Secretaries, in the order of their seniority, shall, in the absence or disability of the Secretary, or in the event of such officer’s refusal to act, perform the duties and exercise the powers and discharge such duties as may be assigned from time to time by the President or by the Board of Directors.

Section 9. Chief Financial Officer. The Chief Financial Officer may also be designated by the alternate title of “Treasurer.” The Chief Financial Officer shall have the custody of all moneys and securities of the Corporation and shall keep regular books of account. Such officer shall disburse funds of the Corporation in payment of the just demands against the Corporation, or as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Board from time to time as may be required of such officer, an account of all transactions as Chief Financial Officer and of the financial condition of the Corporation. Such officer shall perform all duties incident to such office or that are properly required by the President or by the Board. If required by the Board of Directors, the Chief Financial Officer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of such officer’s office and for the restoration to the corporation, in case of such officer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or control belonging to the corporation.

The Assistant Treasurer or the Assistant Treasurers, in the order of their seniority, shall, in the absence or disability of the Chief Financial Officer, or in the event of such officer’s refusal to act, perform the duties and exercise the powers of the Chief Financial Officer, and shall have such powers and discharge such duties as may be assigned from time to time by the President or by the Board of Directors.

Section 10. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the Corporation.

Section 11. Officers Holding More Than One Office. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity.

ARTICLE V - MISCELLANEOUS

Section 1. Record Date and Closing of Stock Books. The Board of Directors may fix a time in the future as a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of shareholders or entitled to receive payment of any dividend or distribution, or any allotment of rights, or to exercise rights in respect to any other lawful action. The record date so fixed shall not be more than sixty nor less than ten days prior to the date of the meeting or event for the purposes of which it is fixed. When a record date is so fixed, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or to receive the dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date.

The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of a period of not more than sixty days prior to the date of a shareholders’ meeting, the date when the right to any dividend, distribution, or allotment of rights vests, or the effective date of any change, conversion or exchange of shares.

Section 2. Certificates. Certificates of stock shall be issued in numerical order and each shareholder shall be entitled to a certificate signed in the name of the Corporation by the Chairman of the Board or the President or a Vice President, and the Chief Financial Officer or the Secretary or an Assistant Secretary, certifying to the number of shares owned by such shareholder. Any or all of the signatures on the certificate may be facsimile. Prior to the due presentment for registration of transfer in the stock transfer book of the Corporation, the registered owner shall be treated as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner, except as expressly provided otherwise by the laws of the State of California.

Section 3. Representation of Shares in Other Corporations. Shares of other corporations standing in the name of this Corporation may be voted or represented and all incidents thereto may be exercised on behalf of the Corporation by the Chairman of the Board or the President or the Vice President and the Chief Financial Officer or the Secretary or an Assistant Secretary.

Section 4. Fiscal Year. The fiscal year of the Corporation shall end on the last Sunday of October.

Section 5. Annual Reports. The Annual Report to shareholders, described in the California Corporations Code, is expressly waived and dispensed with until such time as the Corporation has more than 100 shareholders.

Section 6. Amendments. Bylaws may be adopted, amended, or repealed by the vote or the written consent of shareholders entitled to exercise a majority of the voting power of the Corporation. Subject to the right of shareholders to adopt, amend, or repeal Bylaws, Bylaws may be adopted, amended, or repealed by the Board of Directors, except that a Bylaw amendment thereof changing the authorized number of directors may be adopted by the Board of Directors only if these Bylaws permit an indefinite number of directors and the Bylaw or amendment thereof adopted by the Board of Directors changes the authorized number of directors within the limits specified in these Bylaws.

Section 7. Indemnification of Corporate Agents. The Corporation shall indemnify each of its agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person by reason of such person’s having been made or having been threatened to be made a party to a proceeding to the fullest extent permissible under the California Corporations Code and the Corporation shall advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding upon receipt of the undertaking required by subdivision (f) of Section 317 of the California Corporations Code. The terms “agent,” “proceeding” and “expenses” made in this Section 7 shall have the same meaning as such terms in said Section 317.

CERTIFICATE OF SECRETARY OF

PROVENA FOODS INC.

The undersigned,                                 , Secretary of Pepperoni, Inc. (the “Corporation”), a California corporation, hereby certifies that the attached document is a true and complete copy of the Bylaws of the Corporation as in effect on the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of this      day of             , 2006.

_________________________________________,
Secretary